Exhibit 10.4

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made as of November 1, 2012 (the “Effective Date”), by and between Akebia Therapeutics, Inc. (“Akebia”) and Aerpio Therapeutics, Inc. (“Aerpio”).

WHEREAS, Akebia wishes to enter into this Agreement to obtain from Aerpio certain services on an interim basis as set forth in this Agreement; and

WHEREAS, Aerpio wishes to enter into this Agreement to provide Akebia certain services on an interim basis as set forth in this Agreement.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Akebia and Aerpio hereby agree as follows:

1. Definitions. As used here, each of the following capitalized terms shall have the following meanings ascribed to it:

1.1. “Contribution Agreement” shall mean the Asset Contribution Agreement, dated as of December 22, 2011, by and between Akebia and Aerpio, as it may be amended, restated supplemented or otherwise modified from time to time.

1.2. An “Event of Default” shall occur when a party breaches any material term or condition of this Agreement and such party fails to cure such breach within ten (10) days after receiving written notice of such breach from the other party. A breach of a material term shall mean (a) a failure to perform any of the Services in the manner set forth herein or (b) a failure to pay any undisputed amount under this Agreement.

1.3. “Services” shall mean the services and arrangements described on Exhibit A attached hereto.

2. Administrative Services.

2.1. Services. Subject to, and in accordance with, the terms and conditions of this Agreement, Aerpio will provide the Services, or cause the Services to be provided, to Akebia at the location from which such Service is currently provided (unless agreed to in writing by the other party, which consent shall not be unreasonably withheld or delayed), for the corresponding time period and at the corresponding fee or cost that is specified on Exhibit A opposite each Service (pro rated for partial months, if applicable). Where an administrative plan is specified on Exhibit A for a particular Service, Aerpio shall perform its respective tasks as specified in such administrative plan.

        2.2. Additional Services. In the event that Akebia determines that there are additional services that Aerpio has historically provided to Akebia’s business relating to its product AKB-6548 which, for clarity, shall not include any business relating to Aerpio’s products AKB-4924, AKB-9089 and AKB-9778, (the “Akebia Business”) that are not included in the Services, Akebia may request Aerpio to provide such services, and Aerpio and Akebia shall negotiate in good faith to add such services to the Services on the terms and conditions set forth in this Agreement. Exhibit A shall be appropriately modified to reflect such additions. For the avoidance of doubt, in the event such additional services are requested, the cost for such services shall be consistent with the historical cost of providing such services internally.

2.3. Service Levels. The Services shall be provided in a timely, professional and workmanlike manner and in a manner consistent and with the same degree of care and skill, in all material respects, with the service provider’s practices with respect to the provision of the same or similar services prior to the date hereof, except to the extent otherwise specified on Exhibit A. Each party shall undertake to provide the Services in accordance with all applicable Laws and permits applicable at the location in which the Services are rendered.

2.4. Access. The parties acknowledge that in the course of providing certain Services, personnel of one party may need access to the facilities and/or equipment owned or leased by the other party. Each party shall provide such personnel of the other party with such access as is reasonably required to provide such Services hereunder.

2.5. IT Systems. Each of the parties hereby grants to the other party a non-exclusive, non-transferable license to use the network of voice and data equipment and all hardware, software and other equipment used by such party on their own account or under any licenses (to the extent permitted under such licenses) (the “IT Systems”). Such license is granted for the Term (as defined below) of this Agreement for the sole purpose of enabling the parties to use and obtain the benefit of the Services.

Each of the parties reserves the right to limit, eliminate, suspend or terminate access to all or any portion of such party’s IT Systems following notice to the other party to the extent such party determines, in its sole and absolute discretion, that the other party or any representative, agent, affiliate or employee of the other party is engaging in any activity or conduct on or in connection with such IT Systems that presents a threat of harm, injury or damage to such party or any of its employees, agents, representatives or customers or that is beyond the scope of the purpose for which the license described in this Section 2.5 is granted; provided, however, that prior notice shall not be required to be given if such a delay may cause irreparable damage to such party. Such party shall restore access immediately upon receipt of reasonable evidence from the other party that any such activity or conduct has been terminated. In no event shall such party be liable to the other party or any representative, agent, affiliate or employee of the other party for any action taken to limit, eliminate, suspend or terminate access to all or any portion of such IT Systems in accordance with the foregoing sentence.

3. Fees; Invoice and Payment.

3.1. Fees. In consideration of the rendering of Services hereunder, the parties hereto agree to pay the fees and charges associated with each Service as specified in Exhibit A (prorated for partial months, if applicable).

        3.2. Invoice and Payment. On a monthly basis, Aerpio shall submit an invoice to the Akebia for the corresponding fees and charges specified in Exhibit A, and, if such Exhibit A specifies that expenses are to also be charged for particular Services, any associated expenses, for the Services provided in the prior calendar month. Such invoices shall be accompanied by written documentation itemized with sufficient detail to support the invoiced amounts. The invoices shall be paid, less any amounts subject to a bona fide dispute, no later than thirty (30) days following the date the applicable invoice is received. All amounts not paid within such time period (and not subject to a bona fide dispute) shall accrue interest at the rate of one and one-half percent (1.5%) per month (or the highest interest rate allowed by law, if lower) until such amounts are paid in full. If a party brings suit or retains an attorney to collect any monies due hereunder, and such party is successful in such action, then it shall be entitled to recover, in addition to any other remedy, reimbursement for its actual and reasonable attorney fees, court costs and other related expenses incurred in connection therewith from the other party.

3.3. Miscellaneous Third-Party Charges. To the extent one party uses the other party’s account numbers or other arrangements, such party shall use diligent efforts to cease using such account numbers and other arrangements. In the event any goods or services ordered by or provided to one party are billed to the other party, such other party shall submit an invoice to such party for such amount, accompanied by written documentation itemized with sufficient detail to support the invoiced amount. Such party shall pay such invoiced amount in accordance with the payment terms specified in Section 3.2 above.

4. Cooperation and Assistance.

4.1. Financial and Accounting Information. During the Term, and for seven (7) years thereafter, each party shall, upon written request by the other party, provide to the requesting party reasonable access during normal working hours and under the supervision of the party providing such access, to such financial and accounting information of such party as is reasonably required for the requesting party to respond to any audit (or similar action) conducted by a governmental entity, or to perform its tax filings and reports, end of the month, end of fiscal quarter and end of fiscal year financial closing process, and to prepare the related financial statements and accounting reports, or to revise any financial statements and accounting reports for any prior periods. Prior to the provision of any such access, any outside auditor or similar person engaged by the requesting party must agree to be bound by standard confidentiality obligations, and all information disclosed to the requesting party or its auditor or similar person in connection with such requests shall be considered confidential information and treated as such.

4.2. Cooperation. The parties acknowledge and agree that the parties will act in good faith and reasonably cooperate with one another during the Term (each at its own expense, except as otherwise specified herein or on Exhibit A). To the extent that the parties share certain Services during the Term as described on Exhibit A, the parties shall act in a reasonable manner with respect to the sharing of such Services. However, subject to Sections 2.3 and 2.6, nothing herein shall obligate either to provide any Services involving a level of service that is greater than the level of service historically provided with respect to such Services.

5. Term; Termination of Services or Agreement.

5.1. Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated by mutual written agreement of the parties or as otherwise provided in accordance with the terms of this Section 5, shall continue until such time as Akebia has not requested any Services of Aerpio for more than ninety (90) days (the “Term”), provided that the Term shall not extend for more than ninety (90) days after all or substantially all the business of either party is acquired by a third party (by sale, merger, securities acquisition or other means). The Term may be extended by the parties in writing either in whole or with respect to one or more of the Services; provided, however, that in the latter case, such extension will apply only to the Services for which the Agreement was extended. The parties will be deemed to have extended this Agreement with respect to a specific Service if additional Services are added to Exhibit A pursuant to Section 2.2 that are contemplated to be provided beyond the Term. Each Service specified herein may be terminated earlier (on a Service by Service basis) by mutual agreement of the parties in accordance with the provisions of this Section 5. Upon any termination of a Service described herein, Akebia shall no longer be obligated to pay Aerpio the fees attributable to a canceled Service following the effective termination date of such Service(s); provided that Akebia fully pays any and all fees, charges or other similar payment due and accrued in connection with Service(s) provided up to and including the effective termination date. If an element of a Service is terminated pursuant to this Section 5.1, the parties shall negotiate in good faith to determine a reduction in the fees reflecting such terminated element.

5.2. Termination for Breach. Each party shall have the right to terminate this Agreement, in part (by terminating one or more Services) or in its entirety, upon an Event of Default by the other party.

5.3. Survival. The provisions of Sections 2.3, 3, 4, 5, 6, 7, 8, 9 and 11 shall survive any termination or the expiration of this Agreement.

6. Intellectual Property.

        6.1. This Agreement and the performance of this Agreement will not affect the ownership of any intellectual property rights allocated in the Contribution Agreement or the Ancillary Agreements (as defined in the Contribution Agreement). Subject to the foregoing sentence, all works of authorship, designs, inventions, improvements, technology, developments, discoveries and trade secrets conceived, made, or discovered by Aerpio during the period when the Services are provided, whether solely or in collaboration with others, that relate solely to the Akebia Business (collectively, “Inventions” and each individually, an “Invention”) will be the sole property of Akebia. In addition, Inventions that constitute copyrightable subject matter will be considered “works for hire” as that term is defined in the United States Copyright Act. To the extent that ownership of the Inventions does not by operation of law or by operation of agreement automatically vest in Akebia, Aerpio will assign (or cause to be assigned) and does hereby assign fully to Akebia, all right, title and interest in and to the Inventions, including any and all related intellectual property rights residing therein. If in the course of performing the Services, Aerpio incorporates into any Invention any other work of authorship, invention, improvement, or proprietary information, or other materials owned by Aerpio or in which Aerpio has an interest, Aerpio will grant and does now grant to Akebia a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to reproduce, manufacture, modify, create derivative works thereof, distribute, use, import; and otherwise exploit the material as part of or in connection with the Invention. If Aerpio’s unavailability or any other factor prevents Akebia from pursuing or applying for any United States or foreign registrations or applications covering the Inventions and any related intellectual property rights residing therein assigned to Akebia, then Aerpio irrevocably designates and appoints Akebia, as Aerpio’s agent and attorney in fact. Accordingly, Akebia may act for and in Aerpio’s behalf and stead to execute and file any applications and to do all other lawfully permitted acts to further the prosecution and issuance of the registrations and applications with the same legal force and effect as if executed by Aerpio.

7. Relationship between the Parties. The relationship between the parties established under this Agreement is that of independent contractors and neither party is, or should be considered to be, an employee, agent, partner, or joint venture of the other. Except as set forth in any other agreement entered into on the date hereof in connection with the Contribution Agreement, each party shall be solely responsible for any employment-related taxes, insurance premiums or other employment benefits with respect to its personnel who perform Services under this Agreement.

8. Limitation of Liability; Waivers; Indemnification.

8.1. Aerpio hereby irrevocably waives and agrees not to assert, by way of motion, defense or otherwise, any non-competition and non-solicitation claims against any individual set forth on Exhibit A as of the date hereof that later becomes an employee of Akebia; provided, however, that such waiver does not compromise any rights Aerpio may have against such individual with respect to confidentiality and assignment of intellectual property rights.

8.2. Aerpio hereby acknowledges that certain Aerpio employees have direct agreements with Akebia, and Aerpio hereby waives any conflict that may be created by such direct agreements with any obligation such employee may have to Aerpio (including, without limitation, from any agreement between such employee and Aerpio, including, for example, any agreement concerning any confidentiality, non-compete, non-solicit or assignment obligations), so that this Agreement and those direct agreements take priority over any such obligations.

8.3. EXCEPT WITH RESPECT TO AMOUNTS PAYABLE ARISING OUT OF CLAIMS RELATING TO BREACH OF CONFIDENTIALITY OR BASED UPON WILLFUL, MALICIOUS, ILLEGAL OR GROSSLY NEGLIGENT CONDUCT OF THE LIABLE PARTY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF USE, REVENUES, PROFITS OR SAVINGS, EVEN IF SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

9. Proprietary Information. Each party will maintain as confidential all non-public information relating to the other party, its affiliates or any third party that is obtained by a party in connection with the performance of the Services. Said information will only be used for a permitted purpose hereunder. Each party will use reasonable efforts to safeguard the confidentiality of such proprietary information furnished by the disclosing party. The following shall not be considered proprietary information: (a) information that is now in the public domain or subsequently enters the public domain through no fault of the receiving party, (b) information that is presently known or becomes known to the receiving party from its own independent sources, (c) information that the receiving party receives from any third party not under any obligation to keep such information confidential, and (d) information that is required to be disclosed by law.

10. Project Managers: Escalation. Akebia and Aerpio will each assign one person to act as that party’s project manager for the activities under this Agreement. Such project managers shall (i) represent and act for their respective party for matters hereunder, (ii) receive and provide all communications between the parties relating to operational matters arising hereunder, and (iii) meet and/or confer on a regular basis (at mutually agreed times and locations) to review the activities under this Agreement and to discuss the status and progress of such activities. All disputes or issues arising hereunder shall be referred to the project managers for resolution. In the event any such dispute or issue is not resolved in a timely manner, such matter shall be referred to senior management representatives, with appropriate decision making authority, from each party for prompt resolution of the matter.

11. Miscellaneous.

11.1. Disputes. In the case of any disputes under this Agreement, the parties shall first attempt in good faith to resolve their dispute informally using the procedures described in Section 10. In the event the parties are unable to resolve such dispute using such procedures, any party may avail itself of any remedies available to it, whether at law or in equity, including recourse to any appropriate state or federal court in the state.

11.2. Further Assurances. Each party shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

11.3. Headings. Titles and headings to sections and subsections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.4. Expenses. Except as otherwise provided herein, each party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with.

        11.5. Assignment. Neither party shall, without the prior written consent of the other party, assign or otherwise transfer, by operation of law or otherwise, this Agreement or the rights and obligations hereunder, and any attempt to assign or otherwise transfer this Agreement or the rights or obligations hereunder other than in accordance with the provisions of this section shall be void and of no effect, provided that, without such consent, (i) either party may assign this Agreement to an affiliate of such party, and (ii) either party may sell all or substantially all the business of such party (by sale, merger, securities acquisition or other means) to a third party and may elect to retain this Agreement or assign this Agreement to the acquirer of such business. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns.

11.6. Notices. All notices, demands or consents required or permitted under this Agreement shall be given in the manner specified in Section 6.1 of the Contribution Agreement.

11.7. Entire Agreement. This Agreement (including any exhibits) and that certain Amended and Restated Services Agreement, by and between Akebia and Aerpio, dated as of August 27, 2012 (the “Aerpio Services Agreement”), constitute the entire agreement and understanding between the parties, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding the subject matter hereof. This Agreement will be understood and interpreted in connection with the Aerpio Services Agreement, and nothing in this Agreement will be deemed to modify, extend or limit the obligations and requirements under the Aerpio Services Agreement.

11.8. Amendment; Waiver. No term or provision of this Agreement may be amended or supplemented except by a writing signed by each of Akebia and Aerpio clearly stating the parties’ intention to amend or supplement this Agreement. No term or provision of this Agreement may be waived other than by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach. At either party’s request, the other party will consider in good faith and act upon those reasonable requests made by such first party to amend the terms of this Agreement, or any other agreements between the parties or involving the transfer of assets between the parties, to facilitate a licensing transaction, collaboration or sale of all or substantially all of the business of such first party (by sale, merger, securities acquisition or other means) with a third party.

11.9. No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

11.10. Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The parties agree that the delivery of this Agreement may be effected by means of an exchange by facsimile, PDF or other electronic methods.

11.11. Force Majeure. Except with respect to payment obligations, no party hereto will be deemed in default if its performance or obligations hereunder are delayed or become impractical by reason of any act of God, war, fire, earthquake, labor dispute, civil commotion, epidemic, act of government or governmental agency or officers, or any other cause beyond such party’s control; provided that the delayed party promptly notifies the other party of such force majeure event and uses all commercially reasonable efforts to resume performance as soon as possible.

11.12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.

11.13. Severability. If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.

11.14. Remedies Non-exclusive. Except as otherwise set forth herein, any remedy provided for in this Agreement is deemed cumulative with, and not exclusive of, any other remedy provided for in this Agreement or otherwise available at law or in equity. The exercise by a party of any remedy shall not preclude the exercise by such party of any other remedy.

11.15. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature Page Follows]

Exhibit 10.4

IN WITNESS WHEREOF, this Administrative Services Agreement has been duly executed and delivered by a duly authorized representative of each of the parties as of the date first set forth above.

AKEBIA THERAPEUTICS, INC.

By:	/s/ Ian Howes

Name:	Ian Howes

Title:	CFO

AERPIO THERAPEUTICS, INC.

By:	/s/ Joseph H. Gardner

Name:	Joseph H. Gardner

Title:	CEO

SIGNATURE PAGE OF ADMINISTRATIVE SERVICES AGREEMENT

Exhibit 10.4

EXHIBIT A

1.	Services to be provided by Aerpio to Akebia

Consulting Services. Pursuant to the terms of the Services Agreement between Aerpio and Akebia, Aerpio shall make its employees available to Akebia on a consulting basis during the Term to perform services requested by Akebia related to the Akebia Business, and shall direct such employees to perform the requested services and to cooperate with Akebia with the objective of providing such services. For avoidance of doubt, none of the employees of Aerpio who are performing consulting services for Akebia shall be deemed employees of Akebia unless otherwise agreed to in writing and approved by Akebia’s board of directors. Akebia shall pay to Aerpio an hourly rate for each employee as follows:

Kevin Peters	$185.00
John Janusz	$109.00
Laura Gambino	$75.00
Barbara Withers	$91.00
Anna Kinzler	$71.00

B-1